EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Brocade Communications Systems, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-156140, 333-156413, 333-158874, 333-143053, 333-140334, 333-129909, 333-129908, 333-117897, 333-103571, 333-100797, 333-72480, 333-64260, 333-53734, 333-39126, 333-95653, and 333-85187), Form S-4 (No. 333-167625), and Form S-3 (No. 333-153208) of Brocade Communications Systems, Inc. of our reports dated December 17, 2010 with respect to the consolidated balance sheets of Brocade Communications Systems, Inc. and subsidiaries as of October 30, 2010 and October 31, 2009 and the related consolidated statements of operations, cash flows, and stockholders’ equity and comprehensive income for each of the years in the three-year period ended October 30, 2010, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of October 30, 2010, which reports appear in the October 30, 2010 annual report on Form 10-K of Brocade Communications Systems, Inc.

Our report dated December 17, 2010 on the consolidated financial statements contains an explanatory paragraph which refer to accounting changes upon the adoption of new accounting standards for convertible debt instruments, revenue recognition, and income taxes.

Mountain View, California

December 17, 2010